AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               REGAN HOLDING CORP.


     The undersigned, LYNDA L. REGAN and R. PRESTON PITTS, do hereby certify as follows:

     1. They are the President and Secretary, respectively, of Regan Holding Corp., a California corporation (the "Corporation").

     2. The Articles of Incorporation of the Corporation are amended and restated in their entirety to read in full as follows:

          "ONE. The name of the Corporation is Regan Holding Corp.

          TWO. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

          THREE. The Corporation is authorized to issue One Hundred Million (100,000,000) shares of Common Stock of one class, in such series and amounts and under such terms and conditions as the Board of Directors shall decide pursuant to resolution or as may be set forth in the Articles of Incorporation of the Corporation. The Corporation is also authorized to issue One Hundred Million (100,000,000) shares of Preferred Stock in such series and amounts and under such terms and conditions as the Board of Directors shall decide pursuant to resolution or as may be set forth in the Articles of Incorporation of the Corporation.

          FOUR. Series A Common Stock.

          (a) Designation and Definitions. There is hereby authorized a series of Common Stock of the Corporation, the shares of which shall be designated and known as "Series A Common Stock." The number of shares constituting the Series A Common Stock shall be Forty Five Million (45,000,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Common Stock to a number less than the number of Series A Common Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issues by the Corporation convertible into Series A Common Stock.

          (b) Voting Rights. Each outstanding share of Series A Common Stock is entitled to one vote upon any matter submitted to a vote of shareholders of the Corporation. The holder of each share of Series A Common Stock shall vote as one class with holders of each other series of Common Stock upon any such matter submitted to a vote of shareholders, except those matters which would adversely affect the holders of the Series A Common Stock in a different manner than other series of Common Stock of the Corporation.

          (c) Dividends. The holders of the Series A Common Stock shall be entitled to receive distributions out of any funds legally available therefor, payable pro rata to them based on the total aggregate number of shares of the Series A Common Stock held by them in relation to the total aggregate number of shares of Common Stock then outstanding. No distribution shall be made to the holders of the Series A Common Stock unless such distribution is also made, on a pro rata basis, to the holders of each other series of Common Stock then outstanding.

          FIVE. Series B Common Stock.

          (a) Designation and Definitions. There is hereby authorized a series of Common Stock of the Corporation, the shares of which shall be designated and known as "Series B Common Stock." The number of shares constituting the Series B Common Stock shall be Six Hundred Fifteen Thousand Two Hundred Forty Two (615,242) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Common Stock to a number less than the number of Series B Common Stock then outstanding.

          (b) Voting Rights. Each outstanding share of Series B Common Stock is entitled to one vote upon any matter submitted to a vote of shareholders of the Corporation. The holder of each share of Series B Common Stock shall vote as one class with holders of each other series of common stock upon any such matter submitted to a vote of shareholders, except those matters which would adversely affect the holders of the Series B Common Stock in a different manner than other series of Common Stock of the Corporation.

          (c) Dividends. The holders of the Series B Common Stock shall be entitled to receive distributions out of any funds legally available therefor, payable pro rata to them based on the total aggregate number of shares of the Series B Common Stock held by them in relation to the total aggregate number of shares of Common Stock then outstanding. No distribution shall be made to the holders of the Series B Common Stock unless such distribution is also made, on a pro rata basis, to the holders of each other series of Common Stock then outstanding.

          SIX. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          SEVEN. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law."

     3. The foregoing Amended and Restated Articles of Incorporation have been duly approved and adopted by the Board of Directors of the Corporation.

     4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of shares outstanding and entitled to vote on the foregoing Amended and Restated Articles of Incorporation consisted of 26,982,595 shares of Series A Common Stock and 610,688 shares of Series B Common Stock. Approval of the foregoing Amended and Restated Articles of Incorporation required the affirmative vote of the holders of a majority of the shares of Series A Common Stock and Series B Common Stock outstanding voting together as a class and the affirmative vote of the holders of a majority of the shares of Series A Common Stock outstanding voting as a class. The number of shares voted in favor of the foregoing Amended and Restated Articles of Incorporation exceeded the vote required.

     5. The Articles of Incorporation of the Corporation in effect prior to the approval and adoption of the foregoing Amended and Restated Articles of Incorporation authorized the Company to issue Series B Preferred Stock and Series C Common Stock which series of stock are eliminated by the foregoing Amended and Restated Articles of Incorporation. No shares of such series are outstanding.

     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of his or her own knowledge.

Date:  October 11, 1996             /s/ Linda L. Regan
                                    ___________________________________________
                                    LYNDA L. REGAN, President


                                    /s/ R. Preston Pitts
                                    ___________________________________________
                                    R. PRESTON PITTS, Secretary